Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Eclipse Resources Corporation filed under the Securities Act of 1933 of our reports dated January 24, 2017; January 18, 2016; and January 20, 2015, with respect to estimates of reserves and future revenue of Eclipse Resources I, LP, as of December 31, 2016; December 31, 2015; and December 31, 2014, respectively. We also hereby consent to the incorporation by reference to all references to our firm included in the Form 10-K Annual Report for the fiscal year ended December 31, 2016, of Eclipse Resources Corporation filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr., P.E.
J. Carter Henson, Jr., P.E.
Senior Vice President

Houston, Texas

June 2, 2017